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                                                                    Exhibit 99.1

CONTACT:    Michael Reicher
            President and Chief Executive Officer
            (718) 467-7500

                              FOR IMMEDIATE RELEASE

                         HALSEY DRUG CO., INC. ANNOUNCES
                    COMPLETION OF $20.8 MILLION IN FINANCING

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      BROOKLYN, NEW YORK, MARCH 13, 1998 - Halsey Drug Co., (AMEX:HDG) Inc.
today announced the completion of a private offering to Galen Partners III, L.P. ("Galen") and certain other existing security holders of the Company (collectively, the "Galen Investor Group") in an aggregate principal amount of $20.8 million. The net proceeds to the Company from the Offering, after deduction of related offering expenses, was approximately $19.6 million. Halsey Drug Co., Inc., together with its subsidiaries, is a manufacturer of generic drugs in solid dosage, liquid and powder forms and bulk pharmaceutical chemicals sold to distributors, wholesalers, drugstores chains, institutions, government agencies and other pharmaceutical manufacturers nationwide.

      The terms of the securities issued in the Offering changed materially from those terms described in the Company's press release dated February 20, 1998 and as originally contemplated in the Commitment Letter and Term Sheet between the Company and Galen (the "Commitment Letter") dated February 19, 1998. The Commitment Letter contemplated an offering of 5% Convertible Senior Secured Debentures (the "Debentures"), to be convertible at any time following issuance at a conversion price of $2.375 per share of the Company's common stock. The Warrant


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component of the Offering was to consist of 2 million Warrants exercisable at
$2.375 per share and 2 million Warrants exercisable at $3.25 per share.

      Extensive due diligence by Galen revealed, among other matters, looming enforcement actions by Federal, State and County authorities; that the Company's banks had given notice of a forced sale of certain of their security which would have resulted in the loss of the Company's Indiana facility; the landlord of the Company's Brooklyn facility had served the Company with a 72 hour notice of eviction which would have had the effect of closing down the Company's business; various creditors had obtained judgments against the Company and filed restraining notices against its bank accounts; raw materials could not be purchased in any meaningful quantities because of lack of funds and, accordingly, inventories were severely depleted and sales dramatically reduced. Additionally, the Company's R&D program needs to be expanded and the Brooklyn and Indiana facilities require capital improvements. These changes to previous assumptions have reduced the long term operating margins and lead to Galen's revision of its valuation.

      Accordingly, negotiations took place between Galen, prior Investors, and the Company's management and Board of Directors, and it was agreed that the conversion and exercise prices of the Debentures and Warrants, respectively, would be reduced from that discussed in the Commitment Letter and as disclosed in the Company's press release dated February 20, 1998, given the reduced valuation of the Company.

      The definitive terms of the Debentures and Warrants issued in the Offering, provide that the entire principal amount of the Debentures are convertible at any time following issuance at a price of $1.50 per share. Similarly, the Warrants issued in the Offering are exercisable at $1.50 per share


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with respect to 2 million Warrants and $2.375 per share with respect to the remaining 2 million Warrants. The exercise prices are subject to adjustment after audit.

      Based on the foregoing, the Board of Directors determined that the conversion and exercise prices for the Debentures and Warrants as described represent fair value and that the completion of the Offering would permit the Company to satisfy a substantial portion of its current liabilities and to continue its operations in an effort to enhance the shareholder value. The Board of Directors, including its independent directors, unanimously approved the terms of the Offering, including the conversion and exercise prices of the Debentures and Warrants.

      As part of the completion of the Offering, and in accordance with the terms of the Debenture and Warrant Purchase Agreement between the Company and the Galen Investor Group, (which includes earlier Investors) (the "Purchase Agreement"), pursuant to which the Debentures and Warrants were issued, Galen nominated, and the Board of Directors elected, two members to the Company's Board of Directors effective as of the closing of the Offering. As now constituted, the Board consist of Michael Reicher, the Company's newly appointed President and Chief Executive Officer, William Skelly, the Company's Chairman, Alan Smith, Rosendo Ferran, William Sumner, Bruce F. Wesson, a Galen designee, and Srini Conjeevaram, a Galen designee. The Purchase Agreement also provides that the Board of Directors will nominate one additional person, selected by Galen, to the Board and solicit Shareholder approval for such candidate and the current Galen designees at the Company's 1998 meeting of shareholders which will be held no later than June 30, 1998. The Purchase Agreement also provides that a majority of the Galen designees on the Board must approve certain material transactions, including the approval of annual operating budgets, charter amendments, transactions resulting in a change of control and the issuance of stock below


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market price. Certain existing shareholders owning an aggregate of approximately
25% of the Company's outstanding shares have agreed to vote for approval of actions to be taken at the next annual meeting of shareholders of the Company as required by the Purchase Agreement.

      The Debentures rank senior to all indebtedness of the Company and are secured by a first lien on all Company assets. The Company can force the conversion of the Debentures into the Company's common stock provided the stock trades at or above certain levels for a specified period following the two (2) year anniversary of the closing of the Offering.

      The Purchase Agreement also grants the Galen Investor Group an option to invest an additional $5 million in the Company at any time within eighteen months from the date of the Closing in exchange for Debentures and Warrants having terms identical to those issued in the Offering (the "Galen Option"). Galen has expressed an indication of interest to exercise the Galen Option in the event the Company is in need of additional capital. No assurance can be given, however, that the Galen Option will be exercised.

      Assuming the conversion of the Debentures and the exercise of the Warrants issued in the Offering, as well as the Debentures and Warrants that would be issued upon the exercise of the Galen Option, of which there can be no assurance, the Galen Investor Group would own approximately 55% of the Company's common stock on a fully-diluted basis.

      The Debentures also contain other customary terms and provisions, including a premium to par in the event of a change of control of the Company, preemptive rights for future equity issuances by the Company in order to maintain the percentage interest of the Galen Investor Group in the Company, and registration rights.


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      The Offering net proceeds of approximately $19.6 million have been allocated to satisfy a substantial portion of the Company's current liabilities and accounts payable. Such liabilities include the full satisfaction of the Company's Bank indebtedness and related fees of approximately $3 million, payment to the landlord and satisfaction of judgments and liens. Such repayments have allowed the Company to avoid the threatened foreclosure sale by the Banks of the Indiana facility which secured such indebtedness.

      In addition, pursuant to agreements reached with other large creditors in anticipation of completing the Offering, including the Company's Landlord and the Department of Justice, the Company has been able to bring these creditors current and will be in compliance with installment payment agreements providing favorable terms to the Company. Satisfaction of the Company's current obligations to its Landlord for accrued and unpaid rent, penalties and expenses has allowed the Company to renegotiate its lease and avoid eviction. The Offering proceeds will also allow the Company to satisfy its outstanding state and Federal payroll tax obligations and meet current payroll tax obligations. Finally, the Offering proceeds will allow the Company to satisfy a substantial portion of its extensive arrear accounts payable and to secure discounts relating to such payments.

      After giving effect to the application of the net proceeds of the Offering, and based on Management's belief as to the Company's ability to defer a portion of the Company's remaining notes and accounts payable and certain other assumptions, the Company believes that it will have working capital of approximately $3 million. The Company is currently in discussions with a financial institution to secure a $5 million line of credit to supplement its working capital position. Galen has also expressed an indication of interest in exercising the Galen Option in the event the Company is


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in need of additional capital. No assurance can be given, however, that such financing will be secured on acceptable terms, if at all, or that the Galen Option will be exercised.

      As a Company listed on the American Stock Exchange (the "AMEX"), the Company is subject to a variety of additional requirements not otherwise imposed on a company whose shares are not traded on a National Securities Exchange. Such requirements include, among others, the requirement that the Company seek shareholder approval in order to issue shares of its common stock, or instruments convertible or exercisable for its common stock, at a price less than the market value for its shares, where the issuance would equal 20% or more of the Company's presently outstanding common stock. As previously discussed, the Debentures and Warrants issued in the Offering, as well as those underlying the Galen Option, are convertible and exercisable for approximately 55% of the Company's outstanding common stock on a fully-diluted basis. Recognizing that shareholder approval would be required under the AMEX rules, the Company requested a waiver from the AMEX relating to compliance with Section 713 of the AMEX Company Guide in order to complete the Offering without the necessity of obtaining shareholder approval. In requesting the waiver, the Company provided detailed information, including a written submission, to the AMEX and met with representatives of the AMEX to discuss the proposed terms of the Offering, the experience of new Senior Management, Galen's background and the urgent need to complete the Offering on or before March 11, 1998 in order to allow for payment of the liabilities previously described and to avoid cessation of the Company's operations.

      The AMEX granted the Company's request for the waiver from the shareholder approval requirements of Section 713 of the AMEX Company Guide in order permit the timely completion


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of the Offering. In view of the foregoing, the AMEX has advised that trading is expected to resume on Monday, March 16, 1998.

      In order to provide sufficient shares to allow the conversion of the Debentures and exercise of the Warrants issued in the Offering, the Company will solicit shareholder approval at its 1998 Annual Meeting of Shareholders to effect an amendment to the Company's Certificate Incorporation to increase its authorize shares and to authorize as-converted voting rights for the Debentures. Ratification of Board of Director appointments, ratification of the Company's independent auditors and such other agenda items as the Board shall determine will also be presented to the Shareholders at the meeting.

      Commenting on the completion of the Offering, Mr. Michael Reicher, the Company's President and Chief Executive Officer stated, "The completion of the Offering gives Halsey a fresh start. With a clean balance sheet, the Company will be in a position to move forward and capitalize on many of its unique resources. The new management team is very optimistic about rebuilding the new Halsey. A good R&D pipeline is in place and several ANDA applications are at the FDA awaiting approval. These new products, combined with the existing products, give the Company a strong foundation for future growth."

      The statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect Halsey's business prospects, including economic, competitive, governmental, technological and other factors discussed in filings with the Securities and Exchange Commission.


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